UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):  [ X ] Form 10-QSB

For Period Ended: June 30, 2001

                              SEC File No. 0-32117

                              CUSIP No. 23255T-10-0


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -  REGISTRANT INFORMATION

CYFIT WELLNESS SOLUTIONS, INC.
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Full Name of Registrant

SEASHELL GALLERIES, INC.
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Form Name if Applicable

225 Oser Drive
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Address of Principal Executive Office (Street and Number)

Happauge, NY     11786
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City, State and Zip Code

PART II -  RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or
[X] portion thereof, will be filed on or before the fifteenth calendar day following the [ X ] prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period.

                         (Attach Extra Sheets if Needed)

Due to recent acquisition and change in fiscal year, financial statements cannot be completed to file on time.

PART IV -  OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

         Ed Gulmi                        (631)                 851-7000
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          (Name)                        (Area Code)        (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     no, identify report(s).     [  ] Yes [ X ] No

     Form 10-QSB for quarter ended June 30, 2001.

(3) Is it anticipated that any significant changes in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?       [  ] Yes  [ X ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                         CYFIT WELLNESS SOLUTIONS, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2001                          By:  /s/ EUGENE FERNANDEZ
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                                                   Eugene Fernandez, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


|---------------------------------ATTENTION------------------------------------|
|                INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT                |
|         CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).         |
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